Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 13, 2022 with respect to the financial statements of Suneva Medical, Inc. as of December 31, 2021 and 2020, and for the years then ended, which includes an explanatory paragraph related to Suneva Medical, Inc.’s ability to continue as a going concern, included in this Proxy Statement that is made a part of this Registration Statement on Form S-4 and Prospectus of Viveon Health Acquisition Corp. for the registration of 25,210,007 shares of Viveon Health Acquisition Corp. common stock.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

July 13, 2022